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                        INDEPENDENT AUDITORS' CONSENT

The Supervisory Board
Celanese AG

We consent to the incorporation by reference in the registration statements on Form S-8 (File Nos. 333-110123, 333-30284, 333-92070, 333-74580, and 333-36656
of Celanese AG of our report dated February 17, 2004 relating to the consolidated balance sheets of Celanese AG and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003 and the related consolidated financial statement schedule, which report appears in the December 31, 2003 annual report on Form 20-F of Celanese AG.

Our report dated February 17, 2004 refers to Celanese AG's adoption of Statement of Financial Accounting Standards ("SFAS") No. 143, "Accounting for Asset Retirement Obligations," effective January 1, 2003, adoption of Financial Accounting Standards Board Interpretation No. 46 (Revised), "Consolidation of Variable Interest Entities - an interpretation of ARB No. 51," effective December 31, 2003, SFAS No. 142, "Goodwill and Other Intangible Assets" effective January 1, 2002, adoption of SFAS No. 146 "Accounting for Costs Associated with Exit or Disposal Activities" effective October 1, 2002, and change in the actuarial measurement date for its Canadian and U.S. pension and other postretirement benefit plans in 2003 and 2002, respectively.

Frankfurt am Main, Germany
March 17, 2004

KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft
Wirtschaftspruefungsgesellschaft